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                                 AMENDMENT TO                  Exhibit 10.9 (2)
                   SECTION 4.1 OF AMERICAN STATES FINANCIAL
            CORPORATION EMPLOYEES' SAVINGS AND PROFIT-SHARING PLAN
                           (Adopted April 10, 1997)


     4.1 Amount of Employer Contributions. Subject to the terms and conditions of the Plan, for each Plan Year, each Employer shall contribute an amount on behalf of each Participant that, when added to the forfeitures and amounts from a Suspense Account treated as Employer Contributions on that Participant's behalf for that Plan Year under Subsections 8.4 and 10.1, provides contributions in accordance with the following schedule:

         (a) $0.25 for every $1.00 of that portion of a Participant's Pre-tax Contribution that does not exceed 6% of the Participant's Compensation shall be contributed.

         (b) If the Combined Ratio of the Company over the Performance Period ending with the Plan Year for which the Contribution is made is better than the Average Performance Percentile for the Peer Group for that Performance Period, an additional amount shall be contributed as follows:

              (i) If the Combined Ratio of the Company for the Performance Period ending with the Plan Year is equal to or better than the Superior Performance Percentile for the Peer Group, an additional $0.75 shall be contributed for every $1.00 of that portion of a Participant's Pre-tax Contribution that does not exceed 6% of the Participant's Compensation.

              (ii) If the Combined Ratio of the Company for the Performance Period ending with the Plan Year is between the Average Performance Percentile and the Superior Performance Percentile for the Peer Group, the additional contribution shall be between $0.00 and $0.75, as determined by straight-line interpolation, for every $1.00 of that portion of the Participant's Pre-tax Contribution that does not exceed 6% of the Participant's compensation.

         (c) If the Combined Ratio of the Company over the Performance Period ending with the Plan Year is 100% or less, then, in addition to any amounts contributed for a Participant pursuant to Subsections (a) and
         (b), another $0.50 shall be contributed for every $1.00 of that portion of the Participant's Pre-tax Contribution that does not exceed 6% of the Participant's Compensation.

For purposes of this Section, the Combined Ratio for an applicable Performance Period is the sum of (1) losses and loss adjustment expenses incurred divided by earned premiums, plus (2) underwriting expenses and policyholder dividends divided by premiums written. For any Performance Period, the terms Combined Ratio, Peer Group, Average Performance Percentile, and the Superior Performance Percentile shall be determined in accordance with the written guidelines adopted by the Committee and set forth in an Addendum to the Plan, and that Addendum, as amended from time to time, shall constitute part of this Plan.






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